As filed with the U.S. Securities and Exchange Commission on October 29, 2024.

Registration No. 333-274292

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

on

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRISALUS LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	85-3009869 (I.R.S. Employer Identification No.)

6272 W. 91st Ave.

Westminster, Colorado 80031

(888) 321-5212

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mary Szela

Chief Executive Officer

6272 W. 91st Ave.

Westminster, Colorado 80031

(888) 321-5212

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Matt Browne

Carlos Ramirez

Cooley LLP

10265 Science Center Dr

San Diego, California 92121

(858) 550-6000

Approximate date of commencement of proposed sale to the public:

From time to time on or after this registration statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This post-effective amendment will become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment No. 2”) to the Registration Statement on Form S-1 on Form S-3 (File No. 333- 274292) (the “Registration Statement”), as originally declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 26, 2023, is being filed to (i) convert the Registration Statement into a registration statement on Form S-3 and (ii) update certain other information in the Registration Statement.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement on August 31, 2023, as updated by Amendment No. 3 to Form S-1, filed December 15, 2023.

The information in this prospectus is not complete and may be changed. Neither we nor the selling security holders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither we nor the selling security holders seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 29, 2024

PROSPECTUS

Up to 13,215,112 Shares of Common Stock Issuable Upon Exercise of Warrants Up to 36,772,040 Shares of Common Stock and Up to 5,933,333 Warrants to Purchase Common Stock

This prospectus relates to the issuance by us of an aggregate of up to 13,215,112 shares of our common stock, $0.0001 par value per share (the “Common Stock”), issuable upon the exercise of warrants, which consists of (a) up to 4,933,333 shares of Common Stock that are issuable upon the exercise of 4,933,333 warrants (the “Private Placement Warrants”) held by MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), originally issued in a private placement in connection with the initial public offering of MedTech Acquisition Corporation (“MTAC”) by the holders thereof and (b) up to 8,281,779 shares of Common Stock that are issuable upon the exercise of 8,281,779 warrants (the “Public Warrants”) originally issued in the initial public offering of MTAC by the holders thereof.

This prospectus also relates to the offer and sale, from time to time, by the Selling Securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) up to 36,772,040 shares of Common Stock consisting of (a) up to 25,237,094 shares of Common Stock that are issuable upon the conversion of the 4,015,002 shares of Preferred Stock originally issued to investors in a private placement pursuant to those certain Subscription Agreements (the “PIPE Shares”) at a price of $10.00 per share, (b) up to 4,062,500 shares of Common Stock (the “Founder Shares”) originally issued in a private placement to the Sponsor prior to MTAC’s initial public offering at a price of approximately $0.006 per share, including 3,125,000 Founder Shares subject to vesting and forfeiture, (c) up to 1,452,965 shares of Common Stock issuable upon exercise of outstanding options that were initially granted by Legacy TriSalus, at a weighted average price of $2.51 per share, and assumed by the Company and converted into options to purchase Common Stock pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 11, 2022, as amended on April 4, 2023, May 13, 2023 and July 5, 2023, by and among MTAC, MTAC Merger Sub, Inc. and TriSalus Operating Life Sciences, Inc. (“Legacy TriSalus”) (the “Assumed Options”), (d) up to 86,148 shares of Common Stock issuable upon the settlement of restricted stock units that were initially granted by Legacy TriSalus and assumed by the Company and converted into restricted stock units with respect to the Common Stock pursuant to the Merger Agreement, which were granted at no cost to the recipients thereof (the “Assumed RSUs”), (e) up to 4,933,333 shares of Common Stock issuable upon exercise of the Private Placement Warrants at a price of $11.50 per share and (f) up to 1,000,000 shares of Common Stock that are issuable upon the exercise of conversion warrants issued upon the conversion of the promissory note issued by MTAC to the Sponsor for working capital requirements and payment of certain expenses in connection with a potential business combination transaction by the holders thereof at a price of $11.50 per share and (ii) up to 5,933,333 warrants consisting of (a) up to 4,933,333 Private Placement Warrants and (b) up to 1,000,000 Conversion Warrants. We will receive the proceeds from any exercise of any Warrants for cash. However, we will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.

The Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders would represent approximately 58.5% of our outstanding Common Stock as of October 21, 2024 (after giving effect to the issuance of the shares issuable upon exercise of the Warrants, the acquisition of certain shares acquirable upon the exercise of assumed options and settlement of assumed restricted stock units, and the issuance of the PIPE Shares (assuming conversion at the initial conversion price of $10.00)). Given the substantial number of shares of Common Stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders of a large number of shares, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in the initial public offering of MTAC, the purchasers of which exchanged their MTAC shares for our Common Stock in the business combination described in this prospectus, the Selling Securityholders may still have an incentive to sell our shares of our Common Stock because they purchased the shares at prices that are significantly lower than the purchase prices paid by our public investors or the current trading price of our Common Stock. While certain of the Selling Securityholders may experience a positive rate of return on their investment in our Common Stock as a result, the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in their purchase prices and the trading price. For example, based on the closing price of our Common Stock of $4.25 as of October 21, 2024, assuming all shares held by the Sponsor that are subject to vesting and forfeiture are fully vested, the original holder of the Founder Shares would experience a potential profit of up to approximately $4.25 per share that they purchased prior to the initial public offering of MTAC, or up to approximately $17.3 million in the aggregate (not giving effect to the issuance of Common Stock issuable upon exercise of the Warrants held by them).

The Selling Securityholders may sell the securities being offered for resale through various methods, as described in the section titled “Plan of Distribution.” These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. In connection with any sales of securities offered hereunder, the Selling Securityholders and any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Warrants. See the section titled “Plan of Distribution.” We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We believe the likelihood that holders of the Warrants will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. The exercise price of our outstanding Warrants is $11.50 per share, which exceeds the trading price of our Common Stock as of the date of this prospectus. So long as the trading price for our Common Stock is less than $11.50 per share, meaning the Warrants are “out of the money”, we believe holders of our Warrants will be unlikely to exercise their warrants on a cash basis. In addition, to the extent the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. The Private Placement Warrants and Conversion Warrants may be exercised for cash or on a “cashless basis.” The Public Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act of 1933, as amended.

The Common Stock and Public Warrants are listed on the Nasdaq Global Market under the ticker symbols “TLSI” and “TLSIW,” respectively. On October 21, 2024, the last reported sales price of our Common Stock was $4.25 per share and the last reported sales price of our Public Warrants was $1.38 per warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. We are incorporated in Delaware.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated               , 2024

For investors outside of the United States: Neither we, nor the Selling Securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the U.S. Securities and Exchange Commission (the “SEC”) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before deciding to invest in any of the securities being offered. The information contained in this prospectus and any supplement to this prospectus, or incorporated by reference herein, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

On August 10, 2023, Legacy TriSalus, MTAC and Merger Sub consummated the transactions contemplated by the Merger Agreement (as such terms are defined below), following the approval by MTAC’s stockholders at an extraordinary general meeting held on August 2, 2023. Pursuant to the terms of the Merger Agreement, a Business Combination (as defined below) of Legacy TriSalus and MTAC was effected through, among other transactions, the merger of Merger Sub with and into Legacy TriSalus with the separate corporate existence of Merger Sub ceasing. In connection with the consummation of the Merger on August 10, 2023, MTAC changed its name from MedTech Acquisition Corporation to TriSalus Life Sciences, Inc. and Legacy TriSalus changed its name from TriSalus Life Sciences, Inc. to TriSalus Operating Life Sciences, Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “TriSalus,” “we,” “us,” “our” and similar terms refer to TriSalus Life Sciences, Inc. (f/k/a MedTech Acquisition Corporation) and its consolidated subsidiaries (including Legacy TriSalus). References to “MTAC” refer to the predecessor company prior to the consummation of the Business Combination.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and any prospectus supplement delivered with this prospectus may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements include statements regarding our intentions, beliefs and current expectations and projections concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ materially from those expressed in any forward-looking statement. There are no guarantees that the transactions and events described will happen as described (or that they will happen at all). As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to raise financing in the future;

•	our ability to service our indebtedness and to access additional delayed draws that may in the future become available to us;

•	changes in applicable laws or regulations;

•	our ability to retain or recruit, or changes required in, our officers, key employees or directors;

•	our ability to successfully commercialize any product candidates that we successfully develop and that are approved by applicable regulatory authorities;

•	our expectations for the timing and results of data from clinical trials and regulatory approval applications;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our business, operations and financial performance including:

•	our history of operating losses and expectations of significant expenses and continuing losses for the foreseeable future;

•	our ability to execute our business strategy, including the growth potential of the markets for our products and our ability to serve those markets;

•	our ability to grow market share in our existing markets or any new markets we may enter;

•	our ability to develop and maintain our brand and reputation;

•	our ability to partner with other companies;

•	the size of the addressable markets for our product candidates;

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	our ability to manage our growth effectively;

•	our ability to maintain the listing of our securities in the Nasdaq Global Market, and the potential liquidity and trading of such securities;

•	the outcome of any legal proceedings that may be instituted against us; and

•	unfavorable conditions in our industry, the global economy or global supply chain, including financial and credit market fluctuations, international trade relations, pandemics, political turmoil, natural catastrophes, warfare and terrorist attacks.

In addition, statements that “TriSalus believes,” “the Company believes” or “we believe” and similar statements reflect our beliefs and opinions on the relevant subjects. These statements are based upon information available to us as of the date of this prospectus or the date of the applicable information incorporated by reference in this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Except to the extent required by applicable law, we are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise. For a further discussion of these and other factors that could cause our future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

You should read this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein or therein completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

FREQUENTLY USED TERMS

“Business Combination” means the transactions contemplated by the Merger Agreement, including, among other things, the Merger.

“Bylaws” mean our amended and restated bylaws.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation.

“Closing” means the closing of the Business Combination.

“Closing Date” means August 10, 2023, the date on which the Closing occurred.

“Credit Agreement” means the Credit Agreement, dated April 30, 2024, by and between us and OrbiMed.

“Delayed Draw Commitment Amounts” means up to $25,000,000 in senior secured term debt, of which (i) up to $10,000,000 will be made available to us on or prior to June 30, 2025 and (ii) up to $15,000,000 will be made available to us on or prior to December 31, 2025, in each case, subject to the satisfaction of certain revenue requirements.

“DGCL” means the General Corporation Law of the State of Delaware.

“Founder Shares” means the 4,062,500 shares of Common Stock issued to the members of the Sponsor that were not forfeited at Closing.

“Initial Commitment Amount” means the $25,000,000 made available to us on the OrbiMed Closing Date in connection with the Credit Agreement.

“Initial OrbiMed Warrant” means the 130,805 warrants issued to OrbiMed in connection with the initial draw down of a loan under the Credit Agreement dated April 30, 2024, between the Company and OrbiMed, all of which remain outstanding as of October 21, 2024.

“Legacy TriSalus” means TriSalus Operating Life Sciences, Inc., a Delaware corporation which, pursuant to the Business Combination, became a direct, wholly owned subsidiary of TriSalus Life Sciences, Inc., and, unless the context otherwise requires, its consolidated subsidiaries.

“Merger” means the merger of Merger Sub, a direct, wholly owned subsidiary of MTAC, with and into Legacy TriSalus, with Legacy TriSalus continuing as the surviving entity.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 11, 2022, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of April 4, 2023, the Second Amendment to Agreement and Plan of Merger, dated as of May 13, 2023, and the Third Amendment to Agreement and Plan of Merger, dated as of July 5, 2023, with Merger Sub and Legacy TriSalus.

“Merger Sub” means MTAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of MTAC.

“MTAC” means MedTech Acquisition Corporation (which was renamed “TriSalus Life Sciences, Inc” in connection with the consummation of the Business Combination).

“MTAC IPO” means MTAC’s initial public offering, consummated on December 22, 2020.

“MTAC Units” means equity securities of us, each consisting of one share of Class A Common Stock and one-third of one Public Warrant.

“OrbiMed” means OrbiMed Royalty & Credit Opportunities IV, LP and certain of its affiliates.

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“OrbiMed Closing Date” means April 30, 2024.

“OrbiMed Warrants” means the Initial OrbiMed Warrant and Subsequent OrbiMed Warrants.

“PIPE Shares” means the shares of Common Stock that are issuable upon the conversion of the shares of Preferred Stock originally issued to investors in a private placement pursuant to those certain Subscription Agreements.

“Preferred Stock PIPE Investors” means the investors with whom MTAC has entered into the Subscriptions Agreements.

“Private Placement Warrants” means the 4,933,333 warrants purchased by the Sponsor in connection with the MTAC IPO in a private placement transaction occurring simultaneously with the closing of the MTAC IPO, of which 4,428,648 remained outstanding as of October 21, 2024.

“Public Warrants” means the 8,281,779 outstanding warrants included as a component of the MTAC Units sold in the MTAC IPO, each of which is exercisable, at an exercise price of $11.50, for one share of Common Stock, in accordance with its terms, of which 1,751,825 remained outstanding as of October 21, 2024.

“SEPA” means the Standby Equity Purchase Agreement, dated October 2, 2023, by and between TriSalus Life Sciences, Inc. and Yorkville.

“Sponsor” means MedTech Acquisition Sponsor LLC, a Delaware limited liability company, which liquidated and distributed its holdings to its ultimate beneficiaries prior to the Closing.

“Subscription Agreements” means those certain subscription agreements, dated June 7, 2023 and July 4, 2023, by and among MTAC and the Preferred Stock PIPE Investors pursuant to, and on the terms and subject to the conditions of which, the Preferred Stock PIPE Investors have collectively subscribed for and agreed to purchase in private placements an aggregate of 4,015,002 shares of Series A Convertible Preferred Stock at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $40,150,020.

“Warrants” means the Working Capital Warrants, the Private Placement Warrants and the Public Warrants.

“Working Capital Warrants” means the 1,000,000 warrants issued upon the conversion of the promissory note issued by MTAC to the Sponsor for working capital requirements and payment of certain expenses in connection with the Business Combination, all of which remained outstanding as of October 21, 2024.

“Yorkville” means YA II PN, Ltd.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the section titled “Risk Factors” or incorporated by reference therein or otherwise incorporated by reference or included elsewhere in this prospectus, before deciding to invest in our shares of common stock. For purposes of this section, unless otherwise indicated or the context otherwise requires, all references to “TriSalus,” “the Company,” “we,” “our,” “ours,” “us” or similar terms refer to TriSalus Life Sciences, Inc. and its consolidated subsidiaries after the Closing.

Overview

We are a growing, oncology focused medical technology business bringing disruptive drug delivery technology with the goal of improving therapeutic delivery to liver and pancreatic tumors. Additionally, we are exploring the integration of our technology with our investigational immunotherapeutic, nelitolimod, a class C Toll-like receptor 9 agonist, for a range of liver and pancreatic indications. Our ultimate goal is to transform the treatment paradigm for patients battling liver and pancreatic tumors. We have developed an innovative organ-specific platform that is designed to overcome two of the most significant challenges that prevent optimal delivery and performance of therapeutics in these difficult-to-treat diseases: (i) high intratumoral pressure caused by tumor growth and collapsed vasculature restricting the delivery of oncology therapeutics and (ii) the immunosuppressive properties of liver and pancreatic tumor immune cells. By systematically addressing these barriers, we aim to improve response to therapies and to enable improved patient outcomes.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and therefore we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in this prospectus, our periodic reports and our proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2025.

We are also a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of common stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter.

Corporate Information

Our principal executive offices are located at 6272 W. 91st Ave., Westminster, Colorado 80031 and our telephone number is (888) 321-5212. Our corporate website address is www.trisaluslifesci.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

We and our subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols.

THE OFFERING

Issuance of Common Stock

Shares of Common Stock offered by us	Up to 13,215,112 shares of Common Stock, including shares of Common Stock issuable upon exercise of the Private Placement Warrants and Public Warrants, consisting of (i) up to 4,933,333 shares of Common Stock that are issuable upon the exercise of up to 4,933,333 Private Placement Warrants by the holders thereof and(ii) up to 8,281,779 shares of Common Stock that are issuable upon the exercise of up to 8,281,779 Public Warrants by the holders thereof.

Shares of Common Stock outstanding prior to the exercise of all Warrants	30,491,072 shares (as of October 21, 2024).

Shares of Common Stock outstanding assuming exercise of all Warrants outstanding as of October 21, 2024	37,671,825 shares (based on total shares outstanding as of October 21, 2024).

Exercise price of Warrants	$11.50 per share, subject to adjustment as described herein.

Use of proceeds	We will receive up to an aggregate of approximately $82.6 million from the exercise of the Warrants outstanding as of October 21, 2024, assuming the exercise in full of all such Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Due to the uncertainty regarding the exercise of the Warrants, none of our projected liquidity requirements discussed in this prospectus assume the receipt of any proceeds from the exercise of the Warrants. The exercise price of our Warrants is $11.50 per warrant, which exceeds the trading price of our Common Stock as of the date of this prospectus. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. So long as the trading price for our Common Stock is less than $11.50 per share, meaning the Warrants are “out of the money,” we believe holders of our Warrants will be unlikely to exercise their warrants. In addition, to the extent that our Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of such Warrants will decrease. The Private Placement Warrants and Working Capital Warrants may be exercised for cash or on a “cashless basis.” The Public Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of Common Stock issuable upon the exercise of such Warrants. If there is not a then-effective registration statement, then such Warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). See the section titled “Use of Proceeds” for further details.

Resale of Common Stock and Warrants

Shares of Common Stock offered by the Selling Securityholders

We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, an aggregate of 36,772,040 shares of Common Stock, consisting of:

•      up to 25,237,094 PIPE Shares issuable upon conversion of 4,015,022 shares of preferred stock originally issued to investors in a private placement at a price of $10.00 per share, assuming conversion of the preferred stock at its floor price;

•      up to 4,062,500 Founder Shares originally issued in a private placement to the Sponsor prior to MTAC’s initial public offering, at a price of approximately $0.006 per share, including 3,125,000 Founder Shares subject to vesting and forfeiture;

•      up to 1,452,965 shares of Common Stock issuable upon exercise of the Assumed Options, initially granted by Legacy TriSalus at a weighted average price of $2.51 per share;

•      up to 86,148 shares of Common Stock issuable upon the Assumed RSUs, which were granted at no cost to the recipients thereof;

•      up to 4,933,333 shares of Common Stock issuable upon the exercise of the Private Placement Warrants at a price of $11.50 per share; and

•      up to 1,000,000 shares of Common Stock issuable upon the exercise of the Working Capital Warrants at a price of $11.50 per share.

Given the substantial number of shares of Common Stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders of a large number of shares, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Even if our trading price is significantly below $10.00 per share, the offering price for the units offered in the initial public offering of MTAC, the purchasers of which exchanged their MTAC shares for our Common Stock in the Business Combination, the Selling Securityholders may still have an incentive to sell our shares of our Common Stock because they purchased the shares at prices that are significantly lower than the purchase prices paid by our public investors or the current trading price of our Common Stock. While certain of the Selling Securityholders may experience a positive rate of return on their investment in our Common Stock as a result, the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in their purchase prices and the trading price. For example, based on the closing price of our Common Stock of $4.25 as of October 21, 2024, assuming all shares held by the Sponsor that are subject to vesting and forfeiture are fully vested, the original holder of the Founder Shares would experience a potential profit of up to approximately $4.25 per share that they purchased prior to the initial public offering of MTAC, or up to approximately $17.3 million in the aggregate (not giving effect to the issuance of Common Stock issuable upon exercise of the Warrants held by them).

Warrants offered by the Selling Securityholders	Up to 5,933,333 warrants consisting of (a) up to 4,933,333 Private Placement Warrants and (b) up to 1,000,000 Working Capital Warrants.

Redemption	The Public Warrants are redeemable in certain circumstances. See the section titled “Description of Our Securities — Warrants.”

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in the section titled “Risk Factors” beginning on page 5 of this prospectus and the documents incorporated herein by reference.

Nasdaq ticker symbols	“TLSI” and “TLSIW”

The number of shares of Common Stock outstanding is based on 30,491,072 shares of Common Stock outstanding as of October 21, 2024 and excludes:

•	1,751,825 shares of Common Stock issuable upon the exercise of outstanding Public Warrants;

•	4,428,648 shares of Common Stock issuable upon the exercise of outstanding Private Placement Warrants;

•	1,000,000 shares of Common Stock issuable upon the exercise of outstanding Working Capital Warrants;

•	130,805 shares of Common Stock issuable upon the exercise of the Initial OrbiMed Warrant;

•	25,207,155 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, assuming conversion of all outstanding Series A Convertible Preferred Stock at its floor price;

•	7,969,524 shares of Common Stock available for future issuance under the Company’s 2023 Equity Incentive Plan;

•	2,308,867 shares of Common Stock available for future issuance under the Company’s 2023 Employee Stock Purchase Plan; and

•	3,385,837 shares of Common Stock that we may elect, in our sole discretion, to issue and sell to Yorkville from time to time under the SEPA.

For additional information concerning the offering, see the section titled “Plan of Distribution” beginning on page 32 of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, you should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q and other filings we make with the Securities and Exchange Commission, or the SEC, which are incorporated by reference into this prospectus in their entirety together with other information in this prospectus and the documents incorporated by reference. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

RISKS RELATED TO THIS OFFERING

Sales of our Common Stock and/or Warrants or the perception of such sales, by us or the Selling Securityholders pursuant to this prospectus, in the public market or otherwise, could cause the market price for our securities to decline, even though the Selling Securityholders would still realize a profit on sales at lower prices. Resales of the securities offered by this prospectus may cause the market price of such securities to drop significantly, even if our business is doing well.

The sale of our Common Stock in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of our Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Certain of the Selling Securityholders named in this prospectus acquired securities at prices that are significantly less than the current trading price of our Common Stock. Accordingly, certain of the Selling Securityholders could still realize a profit on sales at lower prices.

In addition, the Selling Securityholders named in this prospectus hold a disproportionately large portion of our outstanding Common Stock. The Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders would represent approximately 58.5% of our outstanding Common Stock as of October 21, 2024 (after giving effect to the issuance of the shares issuable upon exercise of the Warrants, the acquisition of certain shares acquirable upon the exercise of assumed options and settlement of assumed restricted stock units, and the issuance of the PIPE Shares (assuming conversion at the initial conversion price of $10.00)). Given the substantial number of shares of Common Stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders of a large number of shares, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Even if our trading price is significantly below $10.00 per share, the offering price for the units offered in the initial public offering of MTAC, the purchasers of which exchanged their MTAC shares for our Common Stock in the Business Combination, the Selling Securityholders may still have an incentive to sell our shares of our Common Stock because they purchased the shares at prices that are significantly lower than the purchase prices paid by our public investors or the current trading price of our Common Stock. While certain of the Selling Securityholders may experience a positive rate of return on their investment in our Common Stock as a result, the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in their purchase prices and the trading price. For example, based on the closing price of our Common Stock of $4.25 as of October 21, 2024, assuming all shares held by the Sponsor that are subject to vesting and forfeiture are fully vested, the original holder of the Founder Shares would experience a potential profit of up to approximately $4.25 per share that they purchased prior to the initial public offering of MTAC, or up to approximately $17.3 million in the aggregate (not giving effect to the issuance of Common Stock issuable upon exercise of the Warrants held by them).

Our stockholders will be able to sell all of their securities held and registered for resale under the registration statement of which this prospectus forms a part for so long as such registration statement is in effect. Even if the trading price of our Common Stock falls to or significantly below the current trading price, the Selling Securityholders may still have an incentive to sell and profit due to the nominal purchase prices paid by such Selling Securityholders, which are significantly lower than the purchase prices paid by the public securityholders. Certain of our Selling Securityholders acquired the Common Stock at prices that are significantly lower than the current trading price of our Common Stock.

Our Warrants are exercisable for Common Stock, the exercise of which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Our Public Warrants, Private Placement Warrants and Working Capital Warrants became exercisable on September 10, 2023 in accordance with the terms of that certain warrant agreement, dated December 17, 2020 by and between us and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). The exercise price of the Warrants is $11.50 per share, or approximately $82.6 million in the aggregate, assuming none of the Warrants are exercised through “cashless” exercise. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. So long as the trading price for our Common Stock is less than $11.50 per share, meaning the Warrants are “out of the money,” we believe holders of our Warrants that were issued will be unlikely to exercise their warrants on a cash basis. On October 21, 2024, the last reported sales price of our Common Stock was $4.25 per share and the last reported sales price of our Public Warrants was $1.38 per warrant, both of which are lower than the exercise price of the Warrants. To the extent such Warrants are exercised, additional Common Stock will be issued, which will result in dilution to the holders of Common Stock and will increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Common Stock.

USE OF PROCEEDS

All of the shares of Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will pay certain expenses associated with the registration of the securities as described in the “Plan of Distribution” section in this prospectus.

We will receive up to an aggregate of approximately $82.6 million from the exercise of the Warrants outstanding as of October 21, 2024, assuming the exercise in full of all such Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Due to the uncertainty regarding the exercise of the Warrants, none of our projected liquidity requirements discussed in this prospectus assume the receipt of any proceeds from the exercise of the Warrants. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. We believe the likelihood that holders of the Warrants will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. So long as the trading price for our Common Stock is less than $11.50 per share, meaning the Warrants are “out of the money,” we believe holders of our Warrants will be unlikely to exercise their Warrants on a cash basis. In addition, to the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. The Private Placement Warrants and Working Capital Warrants may be exercised for cash or on a “cashless basis.” The Public Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of Common Stock issuable upon the exercise of such Warrants. If there is not a then- effective registration statement, then such Warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 36,772,040 shares of Common Stock (including (i) up to 25,237,094 PIPE Shares, (ii) up to 4,062,500 Founder Shares originally issued in a private placement to the Sponsor prior to MTAC’s initial public offering, including 3,125,000 Founder Shares subject to vesting and forfeiture, (iii) up to 1,452,965 shares of Common Stock issuable upon exercise of the Assumed Options, (iv) up to 86,148 shares of Common Stock issuable upon the Assumed RSUs, (v) up to 4,933,333 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants and (vi) up to 1,000,000 shares of Common Stock issuable upon the exercise of the Working Capital Warrants) and up to 5,933,333 warrants (including (i) up to 4,933,333 Private Placement Warrants and (ii) up to 1,000,000 Working Capital Warrants). The Selling Securityholders may from time to time offer and sell any or all of the Common Stock, Private Placement Warrants and Working Capital Warrants (referred to in the footnotes below as the “private warrants”) set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “Selling Securityholders” includes the persons listed in the table below, together with any additional Selling Securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interests in the Common Stock, Private Placement Warrants or Working Capital Warrants other than through a public sale.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of August 10, 2023, regarding the beneficial ownership of our Common Stock and Warrants by the Selling Securityholders and the shares of Common Stock and Warrants being offered by the Selling Securityholders. The applicable percentage ownership of Common Stock is based on approximately 30,491,072 shares of Common Stock outstanding as of October 21, 2024. Information with respect to shares of Common Stock, Private Placement Warrants or Working Capital Warrants owned beneficially after the offering assumes the sale of all of the shares of Common Stock, Private Placement Warrants or Working Capital Warrants. The Selling Securityholders may offer and sell some, all or none of their shares of Common Stock, Private Placement Warrants or Working Capital Warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or the right to acquire such power within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholders is a broker-dealer or an affiliate of a broker dealer.

Relating to shares of Series A Convertible Preferred Stock held by the Selling Securityholders, the floor prices applicable to the conversion of Series A Convertible Preferred Stock into PIPE Shares are not in effect as of the date of this prospectus. As of 60 days from August 10, 2023, a holder of a share of Series A Convertible Preferred Stock is entitled to receive, upon conversion of such shares of Series A Convertible Preferred Stock, a number of shares of Common Stock equal to the quotient of $10.00 plus accrued dividends to date on such share of Series A Convertible Preferred Stock divided by the initial conversion price of $10.00.

Relating to shares of Series A Convertible Preferred Stock held by the Selling Securityholders, the number of corresponding shares of Common Stock registered for resale to each Selling Securityholder is the maximum number of shares of Common Stock such shares are convertible into following the floor price reset on the 47th month anniversary of August 10, 2023. See section titled “Description of Our Securities - Series A Convertible Preferred Stock - Anti-dilution Provisions.”

Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these shares.

	Shares of Common Stock				Warrants to Purchase Common Stock
	Number	Number	Number		Number	Number	Number
	Beneficially	Registered	Beneficially	Percent	Beneficially	Registered	Beneficially	Percent
	Owned	for	Owned	Owned	Owned	for	Owned	Owned
	Prior to	Sale	After	After	Prior to	Sale	After	After
Name of Selling Securityholder	Offering(1)	Hereby(2)	Offering	Offering	Offering	Hereby	Offering	Offering
PIPE Investors
2010 Eisenberg Legacy Trust III(3)	20,000	125,714	—	—	—	—	—	—
3700 Bigelow Boulevard LLC(4)	10,000	62,857	—	—	—	—	—	—
Aegis Special Situations Fund LLC – Series Medtech XII(5)	340,000	2,137,142	—	—	—	—	—	—
Albert Vu	5,000	31,428	—	—	—	—	—	—
Alden Thomas Leith	20,000	125,714	—	—	—	—	—	—
Allen Schacher Living Trust(6)	5,000	31,428	—	—	—	—	—	—
Andres R. Lamas	5,000	31,428	—	—	—	—	—	—
Andrew John Shoorlemmer	20,000	125,714	—	—	—	—	—	—
Angelo Paparella	30,000	188,571	—	—	—	—	—	—
Armando Codina	190,000	1,194,285	—	—	—	—	—	—
Barbara R. Soldwedel	2,500	15,714	—	—	—	—	—	—
Barry D. Chandler and Diane E. Chandler	6,000	37,714	—	—	—	—	—	—
Barry Donner	30,000	188,571	—	—	—	—	—	—
Benjamin Dagley	7,500	47,142	—	—	—	—	—	—
BG Holding Group Ltd.(7)	35,000	220,000	—	—	—	—	—	—
Bradley Hanus	5,000	31,428	—	—	—	—	—	—
Bradley T and Tara Johnson	2,000	12,571	—	—	—	—	—	—
Charles Du Pont	5,000	31,428	—	—	—	—	—	—
Charles Hill	5,000	31,428	—	—	—	—	—	—
Charles K. Eby Trust(8)	20,000	125,714	—	—	—	—	—	—
Shares owned by Christopher Dewey(9)	1,522,789	1,879,574	—	—	881,599	881,599	—	—
Shares owned by Christina Dewey(10)	32,500	204,285	—	—	—	—	—	—
Clayton A. Struve	5,000	31,428	—	—	—	—	—	—
Daniel & Annette Pietro	6,000	37,714	—	—	—	—	—	—
Daniel M. Carney Living Trust U/A 6/22/06(11)	17,500	110,000	—	—	—	—	—	—
David E. Hall Living Trust U/A 6/18/09(12)	5,000	31,428	—	—	—	—	—	—
David J. Matlin(13)	2,272,421	2,800,992	—	—	1,240,518	1,240,518	—	—
David M. Sweeney	2,500	15,714	—	—	—	—	—	—
Shares held by Dennis L. Ross and Ann Marie Ross(14)	22,000	138,285	—	—	—	—	—	—
Donald W. Pearson	5,000	31,428	—	—	—	—	—	—
Edward H. Bradbury	7,000	44,000	—	—	—	—	—	—
Edwin John Gerik, Jr.	5,000	31,428	—	—	—	—	—	—
Elizabeth Nicole Hanley Pickett 2002 Descendants Trust(15)	25,000	157,142	—	—	—	—	—	—
Eric O. Tyler and Fran T. Tyler	7,500	47,142	—	—	—	—	—	—
Ernest Riling	10,000	62,857	—	—	—	—	—	—
Erwin L. Gonzalez	10,000	62,857	—	—	—	—	—	—
Federico A. Morano, Jr.	10,000	62,857	—	—	—	—	—	—
Five Talents LP(16)	30,000	188,571	—	—	—	—	—	—
Frankenius Equity AB(17)	6,397,776	1,445,714	6,167,776	20.2%	—	—	—	—
Shares held by Frederic H. Moll(18)	1,111,629	835,824	—	—	540,090	540,090	—	—
Gary D. Wilson	4,000	25,142	—	—	—	—	—	—
Gerald A. Tomsic 1995 Trust(19)	5,000	31,428	—	—	—	—	—	—
Shares held by Gerald T. Aaron and Janis L. Aaron(20)	10,000	62,856	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
	Number	Number	Number		Number	Number	Number
	Beneficially	Registered	Beneficially	Percent	Beneficially	Registered	Beneficially	Percent
	Owned	for	Owned	Owned	Owned	for	Owned	Owned
	Prior to	Sale	After	After	Prior to	Sale	After	After
Name of Selling Securityholder	Offering(1)	Hereby(2)	Offering	Offering	Offering	Hereby	Offering	Offering
Greg R. Boxberger	6,000	37,714	—	—	—	—	—	—
Gregory P. Hayden	10,000	62,857	—	—	—	—	—	—
Hanta Yo LLC(21)	25,000	157,142	—	—	—	—	—	—
Harvey Greenspan	2,000	12,571	—	—	—	—	—	—
Herbert D. Iverson	20,000	125,714	—	—	—	—	—	—
Huestis Revocable Living Trust(22)	5,000	31,428	—	—	—	—	—	—
James Edwards	3,000	18,857	—	—	—	—	—	—
James Field	6,500	40,857	—	—	—	—	—	—
James Regan	6,000	37,714	—	—	—	—	—	—
James Tomlin	7,500	47,142	—	—	—	—	—	—
Jason H. Gould	2,000	12,571	—	—	—	—	—	—
Jerald A. Koering Trust Dtd. 12/29/2022(23)	2,500	15,714	—	—	—	—	—	—
Jody Bardash	20,000	125,714	—	—	—	—	—	—
Joel Pruzansky	5,000	31,428	—	—	—	—	—	—
John A. & Wendy Cotter	10,000	62,857	—	—	—	—	—	—
John A. Barlow	2,000	12,571	—	—	—	—	—	—
John C. Geraci	12,500	78,571	—	—	—	—	—	—
John Duffy	2,500	15,714	—	—	—	—	—	—
John Foster	20,000	125,714	—	—	—	—	—	—
John H. & Jyl E. Pomeroy	20,000	125,714	—	—	—	—	—	—
John J. Todd	30,000	188,571	—	—	—	—	—	—
John M. Guynn	2,500	15,714	—	—	—	—	—	—
John Olsen	10,000	62,857	—	—	—	—	—	—
John S. Mendicino	5,000	31,428	—	—	—	—	—	—
John V. & Michelle Kay Family Trust(24)	20,000	125,714	—	—	—	—	—	—
Jonathan E. Martinez	7,500	47,142	—	—	—	—	—	—
Jonathan Singer	15,000	94,285	—	—	—	—	—	—
Jose Alberto Ferre	2,000	12,571	—	—	—	—	—	—
Jose Luis Ferre	2,000	12,571	—	—	—	—	—	—
Jose Remigio Lamas Bejos Revocable Trust(25)	100,002	628,584	—	—	—	—	—	—
Joseph Trobunella	10,000	62,857	—	—	—	—	—	—
Justin Pieper	5,000	31,428	—	—	—	—	—	—
KC Venture Holdings LLC	300,000	1,885,714	—	—	—	—	—	—
Kenneth Ray	5,000	31,428	—	—	—	—	—	—
Kent Mitchell	10,000	62,857	—	—	—	—	—	—
Kerry W. Phelan	15,000	94,285	—	—	—	—	—	—
Kevin Kearney	5,000	31,428	—	—	—	—	—	—
Kyle Bratton	2,500	15,714	—	—	—	—	—	—
Larry Kellner	3,000	18,857	—	—	—	—	—	—
Lee Merrill Hanley Curtis 2002 Descendants Trust(26)	25,000	157,142	—	—	—	—	—	—
Lee Michael Bank Revocable Trust(27)	3,000	18,857	—	—	—	—	—	—
Lies Holdings LLC(28)	5,000	31,428	—	—	—	—	—	—
Shares held by Lombard International Assurance S.A.(29)	1,358,013	3,695,998	770,013	2.5%	—	—	—	—
Lucina Green	4,000	25,142	—	—	—	—	—	—
Shares held by Manuel E. Aguero(30)	150,000	414,285	—	—	100,000	100,000	—	—
Mark Bunselmeyer	5,000	31,428	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
	Number	Number	Number		Number	Number	Number
	Beneficially	Registered	Beneficially	Percent	Beneficially	Registered	Beneficially	Percent
	Owned	for	Owned	Owned	Owned	for	Owned	Owned
	Prior to	Sale	After	After	Prior to	Sale	After	After
Name of Selling Securityholder	Offering(1)	Hereby(2)	Offering	Offering	Offering	Hereby	Offering	Offering
Mark D. Kellam	2,500	15,714	—	—	—	—	—	—
Mark Sullivan	10,000	62,857	—	—	—	—	—	—
Mats L. Wahlstrom(31)	2,744,542	450,230	2,624,287	8.6%	—	—	—	—
Michael & Marilyn Bernstein	10,000	62,857	—	—	—	—	—	—
Michael A. Parimucha	3,000	18,857	—	—	—	—	—	—
Michael L. & Melanie B. Tyler	10,000	62,857	—	—	—	—	—	—
Michael P. Driscoll	5,000	31,428	—	—	—	—	—	—
Michael Stansky(32)	1,449,129	1,977,699	—	—	827,590	827,590	—	—
Mike J. & Evelyn Schaublin	2,500	15,714	—	—	—	—	—	—
MTAC Investment LLC(33)	200,000	1,257,142	—	—	—	—	—	—
Okema Corporation	2,500	15,714	—	—	—	—	—	—
Pamela Goldman	10,000	62,857	—	—	—	—	—	—
Paul Montaneralla	2,500	15,714	—	—	—	—	—	—
Portofino Ventures LP(34)	4,000	25,142	—	—	—	—	—	—
Randall B. Hall	10,000	62,857	—	—	—	—	—	—
Richard Brafford	5,000	31,428	—	—	—	—	—	—
Richard Bush	2,500	15,714	—	—	—	—	—	—
Richard C. Eden	20,000	125,714	—	—	—	—	—	—
Richard J. Hall Trust U/A 11/23/2010(35)	5,000	31,428	—	—	—	—	—	—
Richard J. Kavanagh III Trust(36)	4,000	25,142	—	—	—	—	—	—
Richard McLean	6,000	37,714	—	—	—	—	—	—
Robert B. & Barbara U. Tomes	10,000	62,857	—	—	—	—	—	—
Robert J. Bargar & Elinor Nelson	5,000	31,428	—	—	—	—	—	—
Robert J. Reutter	5,000	31,428	—	—	—	—	—	—
Robert Kipperman	5,000	31,428	—	—	—	—	—	—
Robert Korn	12,500	78,571	—	—	—	—	—	—
Robert Perry	2,000	12,571	—	—	—	—	—	—
Ronald Dagley	3,000	18,857	—	—	—	—	—	—
Ronald E. & Debbie M. Bratton	2,000	12,571	—	—	—	—	—	—
Ronald H. White	10,000	62,857	—	—	—	—	—	—
Ronald L. Asher	16,500	103,714	—	—	—	—	—	—
Sands Point LLC(37)	500,000	3,142,857	—	—	—	—	—	—
Scott R. Brown	2,500	15,714	—	—	—	—	—	—
Steven Paul & Martina Rodi	2,500	15,714	—	—	—	—	—	—
Steven Wietsma	5,000	31,428	—	—	—	—	—	—
Susan Ann Swanson	2,000	12,571	—	—	—	—	—	—
Tamberlaine Harris	2,500	15,714	—	—	—	—	—	—
The Alice H. Hanley Revocable Trust(38)	50,000	314,285	—	—	—	—	—	—
Thomas D. Siciliano Jr.	3,000	18,857	—	—	—	—	—	—
Thomas Duffy	4,000	25,142	—	—	—	—	—	—
Thomas J. Rutherford	5,000	31,428	—	—	—	—	—	—
Thomas Kennedy	6,000	37,714	—	—	—	—	—	—
T J Brown Living Trust(39)	5,000	31,428	—	—	—	—	—	—
Tosh D. & Ashley M. Grebenik	5,000	31,428	—	—	—	—	—	—
Garner W. Mcnett	6,000	37,714	—	—	—	—	—	—
Wilfred L. Alcorn	2,500	15,714	—	—	—	—	—	—
William C. Loveless	2,000	12,571	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
	Number	Number	Number		Number	Number	Number
	Beneficially	Registered	Beneficially	Percent	Beneficially	Registered	Beneficially	Percent
	Owned	for	Owned	Owned	Owned	for	Owned	Owned
	Prior to	Sale	After	After	Prior to	Sale	After	After
Name of Selling Securityholder	Offering(1)	Hereby(2)	Offering	Offering	Offering	Hereby	Offering	Offering
William Scott Miller(40)	203,141	188,571	173,141	*	—	—	—	—
Other Holders of Registration Rights Pursuant to the Registration Rights Agreement
Anil Singhal(41)	19,278	19,278	—	—	—	—	—	—
Antonia F. Ferre(42)	26,539	26,539	—	—	13,502	13,502	—	—
Arjun Desai(43)	449,794	449,794	—	—	246,667	246,667	—	—
Bryan Cox(44)	72,384	18,581	67,817	*	—	—	—	—
Camila M. Ferre(45)	47,772	47,772	—	—	24,304	24,304	—	—
Chateau Caroline LLC(46)	100,000	100,000	—	—	100,000	100,000	—	—
David L. Treadwell	90,000	90,000	—	—	90,000	90,000	—	—
Diane Parks(47)	19,771	19,771	—	—	—	—	—	—
Isabella M. Ferre(48)	26,539	26,539	—	—	13,502	13,502	—	—
Ivan Delevic(49)	362,325	362,325	—	—	258,018	258,018	—	—
Jennifer Stevens(50)	32,958	60,409	13,904	*	—	—	—	—
Karim Karti(51)	318,489	318,489	—	—	162,027	162,027	—	—
Lisa Matlin(52)	530,814	530,814	—	—	270,045	270,045	—	—
Manmeet Singh Ahluwalia	75,000	75,000	—	—	75,000	75,000	—	—
Martin W. Roche(53)	309,243	309,243	—	—	231,014	231,014	—	—
Mary T. Szela(54)	652,639	663,706	243,189	*	—	—	—	—
Maurice E. Ferre(55)	26,539	26,539	—	—	13,502	13,502	—	—
Maurice R. Ferre(56)	1,040,396	1,040,396	—	—	529,288	529,288	—	—
Richard Marshak(57)	44,163	74,314	8,372	*	—	—	—	—
Robert H. Weiss(58)	403,915	403,915	—	—	266,667	266,667	—	—
Roman Bensen	50,000	50,000	—	—	50,000	50,000	—	—
Shares owned by Kerry Hicks(59)	2,310,022	24,222	2,289,199	7.5%	—	—	—	—
Shares owned by Sean Murphy(60)	580,305	188,825	525,267	1.7%	—	—	—	—
Shares owned by Simone Song(61)	1,567,082	20,513	1,546,569	5.1%	—	—	—	—
Steven Katz(62)	132,386	294,271	17,799	*	—	—	—	—
Shares owned by John Tullis(63)	851,295	20,513	830,782	2.7%	—	—	—	—

 *      Less than one percent.

(1)	As of 60 days from August 10, 2023, a holder of a share of Series A Convertible Preferred Stock is entitled to receive, upon conversion of such shares of Series A Convertible Preferred Stock, a number of shares of Common Stock equal to the quotient of $10.00 plus accrued dividends to date on such share of Series A Convertible Preferred Stock divided by the initial conversion price of $10.00.

(2)	The number of shares of Common Stock registered for resale hereby assumes that each Selling Securityholder’s Series A Convertible Preferred Stock is convertible into the maximum number of shares of Common Stock following the floor price reset on the 47th month anniversary of August 10, 2023. See section titled “Description of Our Securities — Series A Convertible Preferred Stock — Anti-dilution Provisions.”

(3)	Glenn M. Eisenberg, as Trustee of 2010 Eisenberg Legacy Trust III, has voting and/or dispositive power over the holdings of such entity.

(4)	Thomas Kopff, as Managing Member of 3700 Bigelow Boulevard LLC, has voting and/or dispositive power over the holdings of such entity.

(5)	Cosme Ordonez, as Manager of the Manager of Aegis Special Situations Fund LLC — Series Medtech XII, has voting and/or dispositive power over the holdings of such entity. Managers of the Manager of Aegis Special Situations Fund LLC — Series Medtech XII, Aegis Special Situations Management LLC, are affiliates of Aegis Capital Corp, which is a registered broker dealer with the SEC.

(6)	Allen Shacher, as Trustee of the Allen Schacher Living Trust, has voting and/or dispositive power over the holdings of such entity.

(7)	Rodolfo Batres has voting and/or dispositive power over the shares held by BG Holding Group Ltd.

(8)	Charles K. Eby and Jean C. Eby, each as Trustee of Charles K. Eby Trust, each have voting and/or dispositive power over the holdings of such entity.

(9)	Consists of (i) 573,690 shares held by the Christopher C Dewey Trust DTD 5/3/18, (ii) 881,599 private warrants held by the Christopher C Dewey Trust DTD 5/3/18, (iii) 881,599 shares of Common Stock underlying such private warrants and (iv) 424,285 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by the Christopher C Dewey Trust DTD 5/3/18 (with 67,000 shares convertible within 60 days). Mr. Dewey is the trustee of the Christopher C Dewey Trust DTD 5/3/18 and thus Mr. Dewey may be deemed to have beneficial ownership of the shares held directly by the Christopher C Dewey Trust DTD 5/3/18.

(10)	Consists of (i) 56,571 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Christopher C. Dewey Family Trust Dated 9/7/07 (with 9,000 shares convertible within 60 days) and (ii) 147,714 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Dewey Family Properties LLC (with 23,500 shares convertible within 60 days). Christina Dewey has voting and/or dispositive power over the holdings of Christopher C. Dewey Family Trust Dated 9/7/07 and Dewey Family Properties LLC.

(11)	Daniel M. Carney, as Trustee of the Daniel M. Carney Living Trust U/A 6/22/06, has voting and/or dispositive power over the shares held by such entity.

(12)	David E. Hall and Diane A. Hall, each as Trustee of David E. Hall Living Trust U/A 6/18/09, each have voting and/or dispositive power over the holdings of such entity.

(13)	Consists of (i) 931,903 shares held directly by Mr. Matlin, (ii) 1,240,518 private warrants, (iii) 1,240,518 shares of Common Stock underlying such private warrants and (iv) 628,571 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Mr. Matlin (with 100,000 shares convertible within 60 days). Mr. Matlin is a member of our board of directors.

(14)	Consists of (i) 37,714 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Ross Real Estate Co., LC (with 6,000 shares convertible within 60 days) and (ii) 100,571 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Dennis Ross Living Trust (with 16,000 shares convertible within 60 days). Dennis L. Ross and Ann Marie Ross are each a Member of Ross Real Estate Co., LC and have voting and/or dispositive power over the holdings of such entity. Dennis L. Ross and Ann Marie Ross are each a Trustee of Dennis Ross Living Trust and have voting and/or dispositive power over the holdings of such entity.

(15)	Elizabeth Nicole Hanley Pickett has voting and/or dispositive power over the shares held by the Elizabeth Nicole Hanley Pickett 2002 Descendants Trust.

(16)	James Traweek has voting and/or dispositive power over the shares held by Five Talents LP.

(17)	The shares registered for resale hereby represent 1,445,714 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Frankenius (with 230,000 shares convertible within 60 days). In addition, 6,167,776 shares of Common Stock held by Frankenius are not registered for resale by this prospectus. Frankenius’ principal place of business is Box 984, 501 10 Boras, Sweden. Paul Frankenius has sole voting and investment discretion with respect to the shares held directly by Frankenius and may be deemed to have beneficial ownership of the shares held by Frankenius.

(18)	Consists of (i) 521,539 shares of Common Stock held directly by MLB Growth Fund LLC, (ii) 314,285 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by The Frederic H. Moll Revocable Trust (with 50,000 shares convertible within 60 days), (iii) 540,090 private warrants held directly by Mr. Moll and (iv) 540,090 shares of Common Stock underlying such private warrants. Frederic H. Moll has voting and/or dispositive power over the holdings of MLB Growth Fund LLC and The Frederic H. Moll Revocable Trust.

(19)	Gerald A Tomsic has voting and/or dispositive power over the holdings of Gerald A. Tomsic 1995 Trust.

(20)	Gerald T. Aaron and Janis L. Aaron, as trustees of Gerald T. Aaron Living Trust U/A 8/1/07, each have voting and/or dispositive power over the holdings of such entity.

(21)	Kristin Johnson has voting and/or dispositive power over the holdings of Hanta Yo LLC.

(22)	Richard J. Huestis, as Trustee of the Huestis Revocable Living Trust, has voting and/or dispositive power over the shares held by such entity.

(23)	Jerald Koering, as Trustee of the Jerald A. Koering Trust Dtd. 12/29/2022, has voting and/or dispositive power over the shares held by such entity.

(24)	John V. Kay and Michelle F. Kay are each a Trustee of John V. & Michelle Kay Family Trust and have voting and/or dispositive power over the holdings of such entity.

(25)	Jose Antonio Lamas, Alejandra Lamas Berliner and Maria Guadalupe Lamas are each a Trustee of Jose Remigio Lamas Bejos Revocable Trust and each have voting and/or dispositive power over the holdings of such entity.

(26)	Lee Merrill Hanley Curtis has voting and/or dispositive power over the holdings of Lee Merrill Hanley Curtis 2002 Descendants Trust.

(27)	Lee M. Bank, as Trustee of the Lee Michael Bank Revocable Trust, has voting and/or dispositive power over the holdings of such entity.

(28)	Michael Lies, as Manager of Lies Holdings LLC, has voting and/or dispositive power over the holdings of such entity.

(29)	The shares registered for resale hereby represent (i) 207,428 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. — P47082 (with 33,000 shares convertible within 60 days), (ii) 2,294,285 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. — P47083 (with 365,000 shares convertible within 60 days), (iii) 691,428 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. — P47084 (with 110,000 shares convertible within 60 days), (iv) 176,000 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. — P47473 (with 28,000 shares convertible within 60 days) and (v) 326,857 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Lombard International Assurance S.A. — P78406 (with 52,000 shares convertible within 60 days). In addition, the following shares beneficially owned by Lombard International Assurance S.A. are not registered for resale by this prospectus: (i) 41,197 shares of Common Stock held directly by Lombard International Assurance S.A. — P47082, (ii) 360,478 shares of Common Stock held directly by Lombard International Assurance S.A. — P4708, (iii) 113,293 shares of Common Stock held directly by Lombard International Assurance S.A. — P47084, (iv) 17,656 shares of Common Stock held directly by Lombard International Assurance S.A., policy number 2304-150035 and (v) 237,389 shares of Common Stock held directly by Lombard International Assurance S.A. — P47472.

(30)	Consists of (i) 314,285 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Aguero Ventures, LLLP (with 50,000 shares convertible within 60 days), (ii) 100,000 private warrants held directly by Manuel E. Aguero and (iii) 100,000 shares of Common Stock underlying such private warrants. Manuel E. Aguero has voting and/or dispositive power over the holdings of Aguero Ventures, LLLP.

(31)	The shares registered for resale hereby represent (i) 314,285 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Leonard Capital LLC (with 50,000 shares convertible within 60 days) and (ii) 135,945 shares of Common Stock issuable upon exercise of Assumed Options (70,255 of which are exercisable within 60 days). In addition, 1,254,259 shares of Common Stock held by Leonard Capital LLC and 1,370,028 shares of Common Stock held by HW Investment Partners, LLC (“HW Investment”) are not registered for resale by this prospectus. Mr. Wahlström has sole voting and investment discretion with respect to the shares held directly by Leonard Capital LLC and shared voting and investment discretion with respect to the shares held directly by HW Investment and may be deemed to have beneficial ownership of the shares held by each of them.

(32)	Consists of (i) 521,539 shares of Common Stock held directly by Mr. Stansky, (ii) 827,590 private warrants held directly by Mr. Stansky, (iii) 827,590 shares of Common Stock underlying such private warrants, (iii) 471,428 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Mr. Stansky (with 75,000 shares convertible within 60 days) and (iv) 157,142 shares of Series A Convertible Preferred Stock held by Skyview Investments LLC (“Skyview”) (with 25,000 shares convertible within 60 days). Mr. Stansky is the managing member of Skyview, has voting and investment discretion with respect to the shares held directly by Skyview and, as result, may be deemed to have beneficial ownership of the shares held by each of them.

(33)	Consists of 1,257,142 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by MTAC Investment LLC, a Delaware limited liability company (“MTAC Investment”) (with 200,000 shares convertible within 60 days). MTAC Manager LLC (“MTAC Manager”) is the managing member of MTAC Investment, has the power to vote and dispose of the shares held by MTAC Investment and, as a result, may be deemed to beneficially own the securities owned by MTAC Investment. MTAC Manager disclaims any beneficial ownership of the securities held by MTAC Investment, other than to the extent of any pecuniary interest it may have therein, directly or indirectly. Michael Viola has voting and/or dispositive power over the holdings of MTAC Investment LLC. MTAC Investment LLC is affiliated with Virtu Americas LLC, which is a registered broker dealer with the Commission.

(34)	Michael Knudsen, as President of Portofino Management, Inc., the General Partner of Portofino Ventures LP, has voting and/or dispositive power over the holdings of Portofino Ventures LP.

(35)	Richard Hall, as Trustee of the Richard J. Hall Trust U/A 11/23/2010, has voting and/or dispositive power over the holdings of such entity.

(36)	Richard J. Kavanagh III, as Trustee of the Richard J. Kavanagh III Trust, has voting and/or dispositive power over the holdings of Richard J. Kavanagh III Trust.

(37)	Kenneth G. Langone, as Manager, Sole Member and President of Sands Point LLC, has voting and/or dispositive power over the holdings of such entity.

(38)	Alice H. Hanley has voting and/or dispositive power over the holdings of The Alice H. Hanley Revocable Trust.

(39)	Toliver J. Brown Jr has voting and/or dispositive power over the holdings of T J Brown Living Trust.

(40)	The shares registered for resale hereby represent 188,571 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by William Scott Miller (with 30,000 shares convertible within 60 days). In addition, the following shares beneficially owned by Mr. Miller are not registered for resale by this prospectus: (i) 101,747 shares of Common Stock held directly and (ii) 71,394 shares of Common Stock held by Mr. Miller through his IRA.

(41)	Consists of 19,278 shares of Common Stock issuable upon exercise of Assumed Options (19,278 of which are exercisable within 60 days).

(42)	Consists of (i) 13,037 shares of Common Stock held directly by Ms. Antonia Ferre, (ii) 13,502 private warrants held directly by Ms. Ferre and (iii) 13,502 shares of Common Stock underlying such private warrants.

(43)	Consists of (i) 203,127 shares of Common Stock held directly by Dr. Desai, (ii) 246,667 private warrants held directly by Dr. Desai and (iii) 246,667 shares of Common Stock underlying such private warrants. Dr. Desai is a member of our board of directors.

(44)	The shares registered for resale hereby represent (i) 14,454 shares of Common Stock issuable upon exercise of Assumed Options (3,536 of which are exercisable within 60 days) and (ii) 4,127 shares of Common Stock issuable upon settlement of Assumed RSUs (1,031 of which can settle within 60 days). Mr. Cox also holds 67,817 shares of Common Stock not registered for resale by this prospectus. Dr. Cox is our Chief Scientific and Manufacturing Officer.

(45)	Consists of (i) 23,468 shares of Common Stock held directly by Ms. Camila Ferre, (ii) 24,304 private warrants held directly by Ms. Ferre and (iii) 24,304 shares of Common Stock underlying such private warrants.

(46)	Thierry Thaure has voting and/or dispositive power over the holdings of Chateau Caroline LLC.

(47)	Consists of (i) 18,536 shares of Common Stock issuable upon exercise of Assumed Options (18,536 of which are exercisable within 60 days) and (ii) 1,235 shares of Common Stock issuable upon settlement of Assumed RSUs (1,235 of which can settle within 60 days).

(48)	Consists of (i) 13,037 shares of Common Stock held directly by Ms. Isabella Ferre, (ii) 13,502 private warrants held directly by Ms. Ferre and (iii) 13,502 shares of Common Stock underlying such private warrants.

(49)	Consists of (i) 104,307 shares of Common Stock held directly by Mr. Delevic, (ii) 258,018 private warrants held directly by Mr. Delevic and (iii) 258,018 shares of Common Stock underlying such private warrants.

(50)	The shares registered for resale hereby represent (i) 56,282 shares of Common Stock issuable upon exercise of Assumed Options (18,023 of which are exercisable within 60 days) and (ii) 4,127 shares of Common Stock issuable upon settlement of Assumed RSUs (1,031 of which can settle within 60 days). Ms. Stevens also holds 13,904 shares of Common Stock not registered for resale by this prospectus. Ms. Stevens is our Chief Regulatory Officer.

(51)	Consists of (i) 156,462 shares of Common Stock held by Mr. Karti, (ii) 162,027 private warrants held directly by Mr. Karti and (iii) 162,027 shares of Common Stock underlying such private warrants.

(52)	Consists of (i) 260,769 shares of Common Stock held directly by Ms. Matlin, (ii) 270,045 private warrants held directly by Ms. Matlin and (iii) 270,045 shares of Common Stock underlying such private warrants.

(53)	Consists of (i) 78,229 shares of Common Stock held directly by Dr. Roche, (ii) 231,014 private warrants held directly by Dr. Roche and (iii) 231,014 shares of Common Stock underlying such private warrants.

(54)	The shares registered for resale hereby represent (i) 626,932 shares of Common Stock issuable upon exercise of Assumed Options (400,257 of which are exercisable within 60 days) and (ii) 36,774 shares of Common Stock issuable upon settlement of Assumed RSUs (9,193 of which can settle within 60 days). Ms. Szela also holds 243,189 shares of Common Stock not registered for resale by this prospectus. Ms. Szela is our Chief Executive Officer and a member of our board of directors.

(55)	Consists of (i) 13,037 shares of Common Stock held directly by Mr. Maurice E. Ferre, (ii) 13,502 private warrants held directly by Mr. Ferre and (iii) 13,502 shares of Common Stock underlying such private warrants.

(56)	Consists of (i) 511,108 shares of Common Stock held directly by Mr. Maurice R. Ferre, (ii) 529,288 private warrants held directly by Mr. Ferre and (iii) 529,288 shares of Common Stock underlying such private warrants.

(57)	The shares registered for resale hereby represent (i) 70,187 shares of Common Stock issuable upon exercise of Assumed Options (34,760 of which are exercisable within 60 days) and (ii) 4,127 shares of Common Stock issuable upon settlement of Assumed RSUs (1,031 of which can settle within 60 days). Mr. Marshak also holds 8,372 shares of Common Stock not registered for resale by this prospectus. Mr. Marshak is our Senior Vice President, Corporate Development and Strategy.

(58)	Consists of (i) 137,248 shares of Common Stock held directly by Mr. Weiss, (ii) 266,667 private warrants held directly by Mr. Weiss and (iii) 266,667 shares of Common Stock underlying such private warrants.

(59)	The shares registered for resale hereby represent 24,222 shares of Common Stock issuable upon exercise of Assumed Options (20,823 of which are exercisable within 60 days). In addition, the following shares beneficially owned by Mr. Hicks are not registered for resale by this prospectus: (i) 514,589 shares of Common Stock held directly by Mr. Hicks, (ii) 1,370,028 shares of Common Stock held by HW Investment, (iii) 81,845 shares of Common Stock held by the Millennium Trust Company, LLC, as custodian FBO Kerry Hicks IRAT and (iv) 322,737 shares of Common Stock held by The Kerry Raymond Hicks Dynasty Trust, for which Mr. Hicks serves as trustee. Mr. Hicks has shared voting and investment discretion with respect to the shares held directly by HW Investment and may be deemed to have beneficial ownership of the shares held by each of them. Mr. Hicks is a member of our board of directors.

(60)	The shares registered for resale hereby represent (i) 172,181 shares of Common Stock issuable upon exercise of Assumed Options (50,877 of which are exercisable within 60 days) and (ii) 16,644 shares of Common Stock issuable upon settlement of Assumed RSUs (4,161 of which can settle within 60 days). In addition, the following shares beneficially owned by Sean Murphy are not registered for resale by this prospectus: (i) 357,535 shares of Common Stock held by Murphy Family Trust 2012 and (ii) 167,732 shares of Common Stock held by Sean E Murphy TTEE U/A 2/4/2004 (“Sean Murphy Trust”). Lisa Murphy, Mr. Murphy’s spouse, has voting and investment discretion with respect to the shares held directly by Murphy Family Trust 2012 and thus Mr. Murphy may be deemed to have beneficial ownership of the shares held directly by Murphy Family Trust 2012. Mr. Murphy is the trustee of the Sean Murphy Trust and thus Mr. Murphy may be deemed to have beneficial ownership of the shares held directly by the Sean Murphy Trust. Mr. Murphy is our Chief Financial Officer and a member of our board of directors.

(61)	Consists of (i) 19,278 shares of Common Stock issuable upon exercise of Assumed Options (19,278 of which are exercisable within 60 days) and (ii) 1,235 shares of Common Stock issuable upon settlement of Assumed RSUs (1,235 of which can settle within 60 days). Ms. Song also beneficially owns 1,546,569 shares of Common Stock held by Unique Diamond Investments Limited that are not registered for resale by this prospectus.

(62)	The shares registered for resale hereby represent (i) 277,627 shares of Common Stock issuable upon exercise of Assumed Options (110,426 of which are exercisable within 60 days) and (ii) 16,644 shares of Common Stock issuable upon settlement of Assumed RSUs (4,161 of which can settle within 60 days). Dr. Katz also holds 17,799 shares of Common Stock not registered for resale by this prospectus. Dr. Katz is our Chief Medical Officer.

(63)	The shares registered for resale hereby represent (i) 19,278 shares of Common Stock issuable upon exercise of Assumed Options (19,278 of which are exercisable within 60 days) and (ii) 1,235 shares of Common Stock issuable upon settlement of Assumed RSUs (1,235 of which can settle within 60 days). In addition, the following shares beneficially owned by Mr. Tullis are not registered for resale by this prospectus: (i) 440,917 shares of Common Stock held by Tullis Growth Fund II, L.P. and (ii) 389,865 shares of Common Stock held by Tullis Growth Fund. James L.L. Tullis, John L. Tullis and Nora Mende have shared voting and/or dispositive power over the holdings of Tullis Growth Fund II, L.P. and Tullis Growth Fund, L.P.

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Warrants described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Certificate of Incorporation, our Bylaws, and the Warrants-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 410,000,000 shares of capital stock, consisting of (a) 400,000,000 shares of common stock, having a par value per share of $0.0001, and (b) 10,000,000 shares of preferred stock, having a par value per share of $0.0001 (the “preferred stock”). An aggregate of 3,985,002 shares of preferred stock, par value $0.0001 per share, designated as Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) are issued and outstanding. See the Annual Report for the Certificate of Designations for the Series A Convertible Preferred Stock (the “Certificate of Designations”).

Common Stock

General

The following description summarizes selected information regarding the Common Stock as well as relevant provisions of: (i) the Certificate of Incorporation; (ii) the Bylaws; and (iii) the DGCL. The following summary is qualified in its entirety by, and should be read in conjunction with, the Certificate of Incorporation and the Bylaws, copies of which have been filed as exhibits to the Annual Report and the registration statement of which this prospectus forms a part, and the applicable provisions of the DGCL.

Voting Rights

Each holder of Common Stock will be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters submitted to a vote of our stockholders; provided, however, that, except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation or any certificate of designation filed with respect to any series of our preferred stock that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of our preferred stock (including the Series A Convertible Preferred Stock) if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL.

Dividend Rights

Subject to applicable law and the rights of the holders of any outstanding class of our preferred stock, including the Series A Convertible Preferred Stock, and the provisions of the Certificate of Incorporation, holders of Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by our board of directors (the “Board”), in its sole discretion, from time to time out of assets or funds of the Company legally available therefor.

Rights upon Liquidation

Subject to applicable law and the rights and preferences of the holders of any holders of any shares of any outstanding class of preferred stock, including the Series A Convertible Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, our remaining net assets will be distributed to the holders of Common Stock and the holders of any other class or series of capital stock ranking equally with the Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Preemptive or Other Rights

The holders of Common Stock will not have preemptive or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock will be subject to those of the holders of the Series A Convertible Preferred Stock and any other series of preferred stock of that we may issue in the future.

Election of Directors

The Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors. Under the Bylaws, the election of directors is determined by plurality vote.

Preferred Stock

Our existing charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. While we have no current plans to issue additional preferred stock, circumstances in which we might issue additional preferred stock in the future could include, among others, offerings of preferred stock undertaken for capital raising purposes, issuances in connection with acquisitions we might make in the future, or issuances in connection with potential change of control or strategic transactions involving us. Any determination by us to issue shares of preferred stock in the future will be dependent on the facts and circumstances at the time.

Series A Convertible Preferred Stock

The Certificate of Designations establishes the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of the Series A Convertible Preferred Stock, which are described in more detail below. The following description of our Series A Convertible Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Certificate of Designations and to the applicable provisions of Delaware law. We urge you to read the Certificate of Designations because it, and not this description, defines the rights of holders of shares of Series A Convertible Preferred Stock.

Ranking

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, the Series A Convertible Preferred Stock ranks: (i) junior to any class or series of capital stock of the Company hereafter created which expressly ranks senior to the Series A Convertible Preferred Stock; (ii) on parity with any class or series of capital stock of the Company hereafter created that expressly ranks pari passu with the Series A Convertible Preferred Stock; and (iii) senior to the Common Stock or any class or series of capital stock of the Company hereafter created that expressly ranks junior to the Series A Convertible Preferred Stock.

Optional Conversion

The Series A Convertible Preferred Stock are convertible at any time at the option of the holder thereof into the number of shares of Common Stock determined by the quotient of (i) the sum of $10.00 (as adjusted for any stock dividend, stock split, reverse stock split, combination or similar event affecting the Series A Convertible Preferred Stock) (the “Liquidation Preference”) and if the Company has not elected to otherwise pay the accrued Annual Dividends (as defined below) in cash to the holder, the accrued Annual Dividends on such shares as of the date of conversion, divided by (ii) the Conversion Price (as defined in the Certificate of Designations) of such shares in effect at the time of conversion.

Automatic Conversion

On the four year anniversary of the Closing Date, all then outstanding shares of Series A Convertible Preferred Stock shall automatically convert into the number of shares of Common Stock equal to the quotient of (i) the sum of the Liquidation Preference and if the Company has not elected to otherwise pay the accrued Annual Dividends in cash to the holder, the accrued Annual Dividends on such shares as of the date of conversion, divided by (ii) the Conversion Price of such shares in effect at the time of conversion.

Dividends

Holders of the Series A Convertible Preferred Stock are entitled to participate equally in any dividends declared to holders of Common Stock (the “Participating Dividends”). In addition, each holder of the Series A Convertible Preferred Stock is entitled to receive, when, as and if authorized and declared by the Board, annual dividends that accrue and accumulate on a daily basis at a rate per annum (calculated on the basis of an actual 365- or 366-day year, as applicable) equal to 8.0% of the Liquidation Preference, which will be either paid in cash, paid by issuing fully paid and nonassessable shares of Common Stock, or a combination thereof (the “Annual Dividends”). So long as any shares of Series A Convertible Preferred Stock remain outstanding, unless all Annual Dividends on all outstanding shares of Series A Convertible Preferred Stock have been declared and paid in cash, the Company will be prohibited from declaring any dividends on, or making any distributions relating to, other classes of preferred stock of the Company ranking junior to the Series A Convertible Preferred Stock, subject to certain exceptions.

Anti-dilution Provisions

The Conversion Price is subject to customary adjustments in the case of certain distributions to holders of Common Stock payable in shares of Common Stock, subdivisions, splits or combinations of the shares of Common Stock and distributions to all holders of shares of Common Stock of any convertible securities or options or any other assets for which there is no corresponding distribution in respect of the Series A Convertible Preferred Stock.

The initial Conversion Price will automatically reset upon each of the eighteen (18) month and forty-seven (47) month anniversaries of the Closing Date to be equal to the lower of (i) the then-current Conversion Price and (ii) the daily volume weighted average price of the Common Stock for the ten trading days immediately prior to, but excluding, the applicable reset date, on the Nasdaq Stock Market LLC (subject to the Floor Price (as defined in the Certificate of Designations)).

Voting Rights

Holders of the Series A Convertible Preferred Stock are entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Company, except as otherwise provided in the Certificate of Designations or as required by applicable law, voting together with the holders of Common Stock as a single class. Each holder is entitled to a number of votes in respect of the shares of Series A Convertible Preferred Stock owned as of the record date by it, or if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, equal to the quotient of (i) $10.00 divided by (ii) the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) of the Common Stock as determined at the effective time of the Business Combination.

As long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Convertible Preferred Stock, (i) amend, alter, repeal or otherwise modify any provision of the Certificate of Incorporation or the Certificate of Designations in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Series A Convertible Preferred Stock as to affect them adversely; (ii) authorize, create, increase the authorized amount of, or issue any class or series of senior to the Series A Convertible Preferred Stock; (iii) increase the authorized number of shares of Series A Convertible Preferred Stock or (iv) enter into any agreement with respect to the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (excluding any mergers, consolidations, reorganizations or other changes of control), after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Convertible Preferred Stock are entitled to receive, before the holders of any of the Common Stock or other classes of preferred stock of the Company ranking junior thereto, out of the remaining net assets of the Company, the amount equal to the greater of (i) the sum of (A) the Liquidation Preference, and (B) the aggregate accrued Annual Dividends of such shares as of the date of the liquidation, and (ii) the amount such holder would have received had such shares of Series A Convertible Preferred Stock, immediately prior to such liquidation, been converted into shares of Common Stock.

In the event that the assets available for distribution to stockholders of the Company upon a liquidation are insufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Convertible Preferred Stock, such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Convertible Preferred Stock ratably in proportion to the full respective liquidating distributions to which each holder would otherwise be entitled upon such liquidation.

Fundamental Transactions

Upon any sale of all or substantially all of the Company’s assets, any merger, consolidation, reorganization, change of control or other similar transaction (each a “Fundamental Transaction”), holders of Series A Convertible Preferred Stock shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock (if it is the surviving entity), or common stock of the successor or acquiring corporation (if it is the surviving entity), and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series A Convertible Preferred Stock is convertible immediately prior to such Fundamental Transaction.

Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion

If the Company fails to timely deliver shares of Common Stock upon conversion of the Series A Convertible Preferred Stock within the time period specified in the Certificate of Designations, then the Company is obligated to (A) pay to the holder, in cash, the amount, if any, by which (x) such holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Series A Convertible Preferred Stock equal to the number of shares of Series A Convertible Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on 30 days after the completion of the Business Combination. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of an equity security consisting of one share of Common Stock and one-third of a Public Warrant (“Unit”) containing such warrant, if not cash settled, will have paid the full purchase price for the Unit solely for the share of Common Stock underlying such Unit.

All (and not less than all) of the outstanding Public Warrants may be exchanged, at our option, at any time while they are exercisable and prior to their expiration, at the office of the warrant agent, upon notice to the holders of the then outstanding Public Warrants, at the exchange rate of 0.27 shares of Common Stock per Public Warrant (subject to equitable adjustment by us in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock).

In addition, we may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•	if, and only if, the reported closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

We may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our reasonable best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the Public Warrants were initially offered by us.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a cashless basis. In determining whether to require all holders to exercise their Public Warrants on a cashless basis, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants. If we call the Public Warrants for redemption and our management does not take advantage of this option, Sponsor and its permitted transferees would still be entitled to exercise their warrants issued in a private placement for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of  (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one minus the quotient of  (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. This formula is to compensate the warrantholder for the loss of the option value portion of the Public Warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The description of the Public Warrants set forth herein is a summary and does not purport to be complete. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments require the vote or written consent of the holders of at least a majority of the then outstanding public warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or Working Capital Warrants, a majority of the then outstanding Private Placement Warrants or Working Capital Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants and Working Capital Warrants

The Private Placement Warrant and the Working Capital Warrant are identical to the Public Warrants except as set forth below. If holders of the Private Placement Warrants or Working Capital Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because we did not know whether they would be affiliated with us following the business combination. If they remained affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants sell the shares of Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

As of September 10, 2023, the Private Placement Warrants and Working Capital Warrants became transferable, except for those warrants held by persons who signed a lockup agreement in association with the Business Combination. Additionally, the Private Placement Warrants and Working Capital Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants or Working Capital Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants and Working Capital Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

In addition, holders of our Private Placement Warrants and Working Capital Warrants are entitled to certain registration rights.

OrbiMed Warrants

In connection with the Credit Agreement and the closing of the Initial Commitment Amount, we issued OrbiMed the Initial OrbiMed Warrant, with an exercise price of $9.5562, subsequently adjusted to $9.4487 and subject to further adjustment as discussed below, at any time between issuance and the expiration of the Initial OrbiMed Warrant on April 30, 2031. On each of the closings of the Delayed Draw Commitment Amounts, if any, we agreed to issue Subsequent OrbiMed Warrants to purchase a number of shares of Common Stock determined by dividing 5% of the applicable Delayed Draw Commitment Amount by the 10-day volume weighted average sale price of Common Stock as of the issue date. The Subsequent OrbiMed Warrants will expire seven years from each applicable issuance date, if any. In connection with the OrbiMed Warrants, we entered into the OrbiMed Registration Rights Agreement, whereby OrbiMed will have certain customary registration rights with respect to the shares of Common Stock underlying the OrbiMed Warrants. If we fail to comply with certain of our obligations under the OrbiMed Registration Rights Agreement with respect to maintaining an effective registration statement covering shares of Common Stock underlying the OrbiMed Warrants, then the expiration date of an OrbiMed Warrant may be extended.

We may not knowingly effect an exercise of an OrbiMed Warrant, and the holder thereof may not exercise an OrbiMed Warrant, if after giving effect to such exercise, the holder thereof would beneficially own in excess of 9.99% of our Common Stock.

In the event of an issuance or sale by us of any Common Stock, options to purchase Common Stock or securities convertible into Common Stock, other than in connection with a dividend or distribution to holders of Common Stock or certain specified issuances or sales, for a price per share less than the exercise price then in effect, the exercise price will be reduced by multiplying such exercise price then in effect by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such sale or distribution multiplied by the exercise price then in effect, plus (ii) the consideration, if any, received by us upon such sale or distribution, and the denominator of which shall be the product of (a) the total number of shares of Common Stock Deemed Outstanding immediately after such sale or distribution multiplied by (b) the exercise price in effect immediately prior to such sale or distribution. As used herein, “Common Stock Deemed Outstanding” means, at any given time, the sum of (x) the number of shares of Common Stock actually outstanding at such time, plus (y) the number of shares of Common Stock issuable upon exercise of warrants, options or similar rights actually outstanding at such time, plus (z) the number of shares of Common Shares issuable upon conversion or exchange of convertible securities actually outstanding at such time (treating as actually outstanding any convertible securities issuable upon exercise of warrants, options or similar rights actually outstanding at such time), in each case, regardless of whether the warrants, options or similar rights or convertible securities are actually exercisable at such time; provided that Common Stock Deemed Outstanding at any given time shall not include shares of Common Stock owned or held by or for the account of the Company or any of its wholly owned subsidiaries.

If the number of outstanding shares of our Common Stock is decreased by any redemptions, recapitalizations, reclassifications, combinations or exchanges of shares, splits or reverse splits, separations, reorganizations, liquidations, substitutions, replacements of shares of Common Stock or other similar events, then, on the effective date of such event, the number of shares of Common Stock issuable on exercise of each OrbiMed Warrant will be proportionally decreased, and the exercise price will be proportionally increased.

If we grant, issue, offer or sell shares of Common Stock, options to purchase Common Stock or securities convertible into Common Stock, or rights to purchase shares, warrants, securities or other property, in each case pro rata to the record holders of Common Stock, then the holder of each OrbiMed Warrant shall be entitled to (but shall not be obligated to) acquire, upon the same terms applicable to such rights, the aggregate rights the holder would have been entitled to had a complete exercise of each OrbiMed Warrant been completed immediately prior to the date used to determine which holders of Common Stock were entitled to such grant, issuance, offer or sale.

The OrbiMed Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date to us, with the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), for the number of OrbiMed Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their OrbiMed Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the OrbiMed Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the OrbiMed Warrants. if, upon exercise of the OrbiMed Warrants, a holder would be entitled to receive a fractional interest in a share, we will at our option either round up to the nearest whole number of shares of Common Stock or round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder and pay in cash the amount of such fractional share based on the fair market value of our Common Stock calculated in the manner described in the OrbiMed Warrant.

We have agreed that, subject to applicable law, the OrbiMed Warrants will be governed by and construed according to the laws of New York, and that any legal suit, action or proceeding arising out of or based on an OrbiMed Warrant or the transactions contemplated thereby may be instituted in the federal courts of the United States or the courts of the State of New York, in each case located in the city and county of New York. We irrevocably submit to such jurisdiction exclusively.

On August 15, 2024, OrbiMed Royalty & Credit Opportunities IV, LP assigned a portion of the Initial OrbiMed Warrant to its affiliate, OrbiMed Royalty & Credit Opportunities IV Offshore, LP. As of the date of this prospectus, there are two outstanding Initial OrbiMed Warrants to purchase an aggregate of 130,805 shares of our Common Stock.

Dividends

We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, general financial condition, contractual restrictions and other factors that the Board may deem relevant and will be within the discretion of the Board at such time. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that we or our subsidiaries incur.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•	on or subsequent to the date of the transaction, the initial business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Certificate of Incorporation provides that the Board is classified into three classes of directors, each of which will generally serve for a term of three years with only one class of directors being elected in each year. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

The authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Despite the fact that our Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, Section 27 of the Exchange Act, and the rules and regulations thereunder, creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Special Meeting of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company’s secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by Written Consent

Any action required or permitted to be taken by holders of our Common Stock must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30 Floor New York, New York 10004.

Listing of Common Stock and Public Warrants

Our Common Stock is currently traded on the Nasdaq Global Market under the symbol “TLSI.” Our Public Warrants currently trade on the Nasdaq Global Market under the symbol “TLSIW.” The Private Placement Warrants, Working Capital Warrants and Initial OrbiMed Warrant are not listed on a securities exchange nor traded in an over-the-counter market.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Common Stock and the purchase, exercise, disposition and lapse of our Warrants. The Common Stock and the Warrants are collectively referred to herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local, and non-U.S. tax consequences of the purchase, ownership, and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements, and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership, or disposition of our securities. We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes, or any other U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle, or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “Material United States Federal Income Tax Consequences — Tax Considerations Applicable to U.S. Holders — U.S. Holders — Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange, or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the Common Stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Material United States Federal Income Tax Consequences — Tax Considerations Applicable to U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. Because the term of the Warrants is more than one year, a U.S. Holder’s capital loss will be treated as a long-term capital loss. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section titled “Description of our Securities — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Material United States Federal Income Tax Consequences — Tax Considerations Applicable to U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States or, if an applicable tax treaty so requires, are not attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Material United States Federal Income Tax Consequences — Tax Considerations Applicable to Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Material United States Federal Income Tax Consequences — Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section titled “Material United States Federal Income Tax Consequences — Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange, or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “Material United States Federal Income Tax Consequences — Tax Considerations Applicable to U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Material United States Federal Income Tax Consequences — Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants or an expiration or redemption of our Warrants, unless:

•	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock or Warrants and, in the case where shares of our Common Stock are regularly traded on an established securities market, (i) the non-U.S. Holder is disposing of our Common Stock and has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock or (ii), in the case where our Warrants are regularly traded on an established securities market, the non-U.S. Holder is disposing of our Warrants and has owned, directly or constructively, more than 5% of our Warrants at any time within the within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Warrants. There can be no assurance that our Common Stock or Warrants will be treated as regularly traded or not regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section titled “Description of our Securities — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Common Stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

We are registering the issuance by us of an aggregate of up to 13,215,112 shares of Common Stock, consisting of up to (a) 4,933,333 shares of Common Stock that are issuable upon the exercise of the equivalent number of Private Placement Warrants by the holders thereof and (b) 8,281,779 shares of Common Stock that are issuable upon the exercise of the equivalent number of Public Warrants by the holders thereof.

We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of (i) up to 36,772,040 shares of Common Stock, consisting of (a) up to 25,237,094 PIPE Shares that are issuable upon the conversion of the 4,015,002 shares of Series A Convertible Preferred Stock; (b) up to 4,062,500 Founder Shares originally issued in a private placement to the Sponsor prior to MTAC’s initial public offering, including 3,125,000 Founder Shares subject to vesting and forfeiture; (c) up to 1,452,965 shares of Common Stock issuable upon exercise of Assumed Options; (d) up to 86,148 shares of Common Stock issuable upon the settlement of Assumed RSUs; (e) up to 4,933,333 shares of Common Stock that are issuable upon the exercise of the equivalent number of Private Placement Warrants by the holders thereof; and (f) up to 1,000,000 shares of Common Stock that are issuable upon the exercise of the equivalent number of Working Capital Warrants by the holders thereof, (ii) up to 5,933,333 warrants, consisting of (a) up to 4,933,333 Private Placement Warrants and (b) up to 1,000,000 Working Capital Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholders as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or securityholders of the Selling Securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with a Selling Securityholder. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholder may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Securityholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In connection with any sales of securities offered hereunder, the Selling Securityholders and any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. Any profits realized by Selling Securityholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

A holder of Warrants may exercise their Warrants in accordance with the Warrant on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares offered by this prospectus.

Pursuant to the Amended and Restated Registration Rights Agreement, we have agreed to keep the registration statement of which this prospectus constitutes a part effective until such time as (A) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (B) such securities have been otherwise transferred, new certificates or book entry provisions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC) without limitation as to volume and manner of sale or other public information requirements; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

Pursuant to the Subscription Agreements, we have agreed to keep the registration statement of which this prospectus constitutes a part effective with respect to each Subscriber (as defined in the Subscription Agreements) until the earliest to occur of (i) two (2) years from the effective date of such registration statement, (ii) the date on which Subscriber ceases to hold any Company Shares issued pursuant to the Subscription Agreement and covered by such registration statement and (iii) the first date on which such Subscriber can sell all of its Conversion Shares underlying the Preferred Shares issued pursuant to the Subscription Agreement (or securities received in exchange therefor) and covered by such registration statement under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). For purposes of this paragraph, capitalized terms not otherwise defined shall have the meanings given to them in the Subscription Agreements.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Cooley LLP.

EXPERTS

The consolidated financial statements of TriSalus Life Sciences, Inc. as of December 31, 2023 and 2022, and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.trisaluslifesci.com. Through our website, we make available, free of charge, the documents that are filed with, or furnished to, the SEC as soon as reasonably practicable after they are filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. Unless incorporated by reference herein in the section titled "Incorporation of Certain Information by Reference," the information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

The documents we are incorporating by reference as of their respective dates of filing are (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, or are otherwise not incorporated into registration statements pursuant to applicable rules promulgated by the SEC):

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 11, 2024;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 from our definitive proxy statement on Schedule 14A, filed with the SEC on July 19, 2024;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024 filed with the SEC on May 15, 2024 and August 14, 2024, respectively;

•	our Current Reports on Form 8-K filed with the SEC on January 25, 2024, March 12, 2024, April 16, 2024, April 30, 2024, May 7, 2024, May 24, 2024, June 27,2024, July 1, 2024 and August 15, 2024; and

•	the description of our securities contained in Exhibit 4.7 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 14, 2024, together with any amendment or report filed with the SEC for the purpose of updating such description.

All documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, including all such documents we may file after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or telephoning us at the following address and phone number:

TriSalus Life Sciences, Inc.

6272 W. 91st Ave.,

Westminster, CO 80031

(888) 321-5212

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$44,671
Accountants’ fees and expenses	$35,000
Legal fees and expenses	$350,000
Miscellaneous fees and expenses	$160,000
Total expenses	$589,671

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Common Stock covered by this prospectus will be borne by the Selling Securityholder. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the SEC, as estimated in the table above.

Item 15. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for a director’s or officer’s acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for a director, unlawful payments of dividends or unlawful stock repurchases redemptions or other distributions, (4) for a director or officer, any transaction from which the director or officer derived an improper personal benefit or (5) for an officer, any action by or in the right of the corporation. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors and officers.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.

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Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The exhibits listed below are filed as part of this registration statement.

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
2.1†**	Agreement and Plan of Merger, dated as of November 11, 2022, by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc.	Form 8-K	001-39813	2.1	November 14, 2022
2.2**	First Amendment to Agreement and Plan of Merger, dated as of April 4, 2023, by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.1	April 5, 2023
2.3**	Second Amendment to Agreement and Plan of Merger, dated as of May 13, 2023, by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.1	May 15, 2023
2.4**	Third Amendment to Agreement and Plan of Merger, dated as of July 5, 2023, by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.1	July 6, 2023
4.1**	Second Amended and Restated Certificate of Incorporation of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	3.1	August 16, 2023
4.2**	Amended and Restated Bylaws of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	3.2	August 16, 2023
4.3**	Form of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	3.3	August 16, 2023
4.4**	Specimen Common Stock Certificate.	Form 8-K	001-39813	4.1	August 16, 2023
4.5**	Specimen Warrant Certificate.	Form 8-K	001-39813	4.2	August 16, 2023
4.6**	Warrant Agreement, dated December 17, 2020, by and between MTAC and Continental Stock Transfer & Trust Company.	Form 8-K	001-39813	4.1	December 23, 2020
4.7**	Form of Amended and Restated Registration Rights Agreement, by and among TriSalus Life Sciences, Inc., MedTech Acquisition Sponsor LLC, and certain former stockholders of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.1	November 14, 2022
4.8**	Registration Rights Agreement, dated April 30, 2024, by and between TriSalus Life Sciences, Inc., and OrbiMed Royalty & Credit Opportunities IV, LP.	Form 10-Q	001-39813	4.4	May 15, 2024
4.9**	Amendment No. 1 to Warrant Agreement, dated June 26, 2024, by and between the Company and Continental Stock Transfer & Trust Company.	Form 8-K	001-39813	10.1	June 27, 2024
4.10*	Substitute Warrant Certificate, August 15, 2024, by and between TriSalus Life Sciences, Inc., and OrbiMed Royalty & Credit Opportunities IV, LP.
4.11*	Substitute Warrant Certificate, dated August 15, 2024, by and between TriSalus Life Sciences, Inc., and OrbiMed Royalty & Credit Opportunities IV Offshore, LP.
5.1**	Opinion of Cooley LLP.	Form S-1/A	333-274292	5.1	December 15, 2023
23.1*	Consent of KPMG LLP, independent registered public accounting firm.

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		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
23.2**	Consent of Cooley LLP (included in Exhibit 5.1).	Form S-1/A	333-274292	5.1	December 15, 2023
24.1**	Power of Attorney (included on signature page of S-1).	Form S-1	333-274292	24.1	August 31, 2023
24.2*	Power of Attorney.
107**	Filing Fee Table.	Form S-1/A	333-274292	107	December 15, 2023

*	Filed herewith.
**	Previously filed.
†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request; provided, however, that the Registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.

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Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date

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(b)	That, for the purpose of determining liability of the registrant under the Securities Act each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Post-Effective Amendment No.2 to registration statement on Form S-1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Westminster, State of Colorado, on this 29th day of October, 2024.

TRISALUS LIFE SCIENCES, INC.

By:	/s/ Mary Szela
Mary Szela
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mary Szela and Sean Murphy, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each one of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or her substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to registration statement on Form S-1 on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mary Szela	Chief Executive Officer and Director	October 29, 2024
Mary Szela	(Principal Executive Officer)

/s/ Sean Murphy	Chief Financial Officer and Director	October 29, 2024
Sean Murphy	(Principal Financial and Accounting Officer)

*	Chairman	October 29, 2024
Mats Wahlström

*	Director	October 29, 2024
Arjun “JJ” Desai

*	Director	October 29, 2024
Andrew von Eschenbach

*	Director	October 29, 2024
Kerry Hicks

/s/ Liselotte Hyveled	Director	October 29, 2024
Liselotte Hyveled

*	Director	October 29, 2024
George Kelly Martin

*	Director	October 29, 2024
David J. Matlin

*	Director	October 29, 2024
Anil Singhal

*By:	/s/ Mary Szela
Mary Szela
Attorney-in-Fact

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